Exhibit 10.1


PRESS RELEASE                        SOURCE: ADVANTAGE CAPITAL DEVELOPMENT CORP.

ADVANTAGE CAPITAL DEVELOPMENT CORP. ANNOUNCES FIRST INVESTMENT COMPANY RECEIVES 15 PERCENT EQUITY IN IT STAFFING HOLDING COMPANY

MIAMI, Sept. 22 /PRNewswire-FirstCall/ -- Advantage Capital Development Corp. (OTC Pink Sheets: AVCP - News), formerly CEC Industries Corp., announced today that it has made an investment in Global IT Holdings, a New York-based holding company created to acquire targeted IT staffing firms.

Advantage Capital Development Corp. CEO Jeffrey Sternberg said the investment was made in the form of a collateralized senior debenture and Advantage received 15 percent of the equity in Global for its commitment. He said that Global's business plan calls for the acquisition of IT staffing companies with good name recognition in their respective markets and a history of profitability.

"Clearly, the investment in Global IT Holdings fits one of the three specific criteria recently announced by our board," Sternberg said. "It is a quality private company in a growth industry that we believe will create long- term value for our shareholders."

According to Sternberg, the Company is focusing on three specific types of investments: investments in existing small, public companies in the form of secured convertible debentures in the $200,000 to $750,000 range with an acceptable exit strategy; investments in private companies that can be incubated and then spun off into their own public companies that also have an acceptable exit strategy; and special situation investments in either private or public companies that are secured and opportunistic.

"It was apparent from our initial meetings that the Advantage Capital board understood the dynamics and potential of the IT staffing business," said Lloyd Glick, president of Global IT Holdings. "We have a very sound business model and with the right financing source we're optimistic we can take advantage of the many opportunities available to grow our business both organically and through acquisitions."

The Company recently changed its name to Advantage Capital Development Corp. to better reflect its new business operations as a regulated Business Development Company (BDC). To affect its business plan, the Company recently closed on a transaction for $1 million in debt financing as part of the first phase of its capital raise. The funds were provided by an institutional investor. The Company said it is in the process of raising equity capital to finance additional investment opportunities that it is currently evaluating, which meet the criteria set forth by its Board of Directors.


Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact: Peter Nasca 312-421-0723